Exhibit 2.1

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement, dated June 16, 2014, is by and among Brian A. Dekle and John Ramsey, as sellers (collectively, "Sellers"), GDSI Acquisition Corporation, a Delaware corporation ("Buyer"), Global Digital Solutions, Inc., a New Jersey corporation which is the parent of Buyer (“GDSI”), and North American Custom Specialty Vehicles, LLC, an Alabama limited liability company (the "Company").

BACKGROUND

a.           Sellers are the owners of all of the issued and outstanding ownership interests (the "Interests") of the Company.  Buyer desires to purchase the Interests from Sellers and Sellers desire to sell the Interests to Buyer on the terms in this Agreement.

b.           GDSI desires that the Buyer purchase the Interests on the terms in this Agreement.

c.           In consideration of the foregoing and of the mutual covenants of the parties set forth herein, the parties agree as follows:

ARTICLE 1
REPRESENTATIONS OF SELLER

1.1         Representations of Sellers.  Sellers represent, warrant and agree as follows:

(a)         Ownership of Interests.  Sellers are the lawful owners of the Interests, as shown on Exhibit A hereto, free and clear of all liens, encumbrances, restrictions and claims of every kind, and have full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Interests pursuant to this Agreement.  The delivery to Buyer of the Interests pursuant to the provisions of this Agreement will transfer to Buyer valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

(b)         Existence and Good Standing.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Alabama, and has the power to own its property and to carry on its business as now being conducted.

(c)         Ownership Interests.  The Interests represent all of the outstanding ownership or equity interests in the Company. The interests are not represented by any certificates.  The Interests have been duly authorized and validly issued and are fully paid and nonassessable.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any equity or ownership interests in the Company.

(d)         Investments.  The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

(e)         Financial Statements.  Sellers have delivered to the Buyer the financial statements of the Company for the fiscal years ended December 31, 2013 and 2012 (the “Financial Statements”).  The Financial Statements were prepared in conformity with generally accepted accounting principles applied on a consistent basis, are in accordance with the books and records of the Company and present fairly the financial condition and results of operations of the Company as of the respective dates thereof and for the periods covered thereby. Except as disclosed in Schedule 1.1(e) or otherwise disclosed herein, the Company has no material liabilities or obligations, contingent or otherwise, which should be disclosed in the Financial Statements in accordance with generally accepted accounting principles and which are not properly reflected therein, except liabilities and obligations incurred in the ordinary course of business since December 31, 2013 as contemplated by this Agreement.  Since December 31, 2013, there has been no material adverse change in the operations, assets or prospects of the Company, except as disclosed on Schedule 1.1(e).

(f)          Books and Records.  The minute books of the Company contain accurate records of all meetings of and actions or written consents by the members and governing board of the Company.

(g)         Liens on Assets and Permitted Exceptions.  Except as set forth in Schedule 1.1(g), the Company has good and marketable title to all its material properties and assets.

(h)         Real Property. Schedule 1.1(h) attached hereto describes the real property owned, leased or occupied by the Company.  The Company has marketable title in fee simple to all the real property specified as owned by it in Schedule 1.1(h), except as set forth in such Schedule, and has a valid leasehold interest in the real property shown as leased to it on such Schedule.  To the knowledge of Sellers, none of the buildings, structures or appurtenances (or any fixtures therein located on the real property) encroaches on any property owned by others.  No condemnation proceeding is pending or, to the knowledge of Sellers, threatened which would preclude or impair the use of any such property by the Company for the purposes for which it is currently used.

(i)          Material Contracts.  Except as set forth in Schedule 1.1(i), the Company is not bound by or a party to

(i)      any agreement, contract or commitment relating to the employment of any person by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan,

(ii)     any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,

(iii)    any agreement, contract or commitment relating to capital expenditures, or

(iv)    any agreement, contract or commitment which involves $10,000 or more and is not cancelable without penalty on not more than 30 days’ notice.

Each contract or agreement set forth in Schedule 1.1(i) is in full force and effect and, to the knowledge of Sellers, there exists no default or event which, with the giving of notice, the lapse of time or the happening of any other event or condition, would be a default thereunder.  The Company has not violated any of the terms or conditions of any contract or agreement set forth in Schedule 1.1(i) in any material respect, and, to the knowledge of Sellers, all of the covenants to be performed by any other party thereto have been fully performed.  Contracts made in the ordinary course of business and involving less than $10,000 shall not be deemed material for purposes of this Section.

(j)          Product Liabilities and Product Warranties. Except as set forth on Schedule 1.1(j) hereto, there are no pending or, to the knowledge of the Sellers or the Company, threatened product liability claims against the Company. Schedule 1.1(j) sets forth a summary of each product liability claim in excess of $10,000 paid by the Company in the past five (5) years. Standard form product warranties issued by the Company are listed and described on Schedule 1.1(j). No provision for a warranty reserve has been made in the Financial Statements as there have been no historical claims and the Company has no experience on which to base such warranty reserve in accordance with GAAP. There are no uninsured product liability claims that are pending or, to the knowledge of the Company or the Sellers, threatened.

(k)         Litigation.  Except as set forth in Schedule 1.1(k) hereto, there is no action, suit or proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, threatened, against or affecting the Company or any of its properties or rights which could materially and adversely affect the right or ability of the Company to carry on its business as now conducted, or which could materially and adversely affect the condition, whether financial or otherwise, or properties of the Company.  The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse effect on any of its operations, business practices or on its ability to conduct its business as now being conducted.

(l)          Taxes.  The Company has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, and local tax returns and tax reports which are required to be filed by, or with respect to, the Company for the periods covered thereby.  All federal, state and local income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for in the books and Financial Statements of the Company. The Sellers have delivered to the Buyer true and complete copies of all federal and state income tax returns filed by the Company for 2011, 2012 and 2013.

(m)        Insurance.  There are in force insurance policies which are adequate to insure fully against risks to which the Company and its property and assets are normally exposed in the operation of its business.  Schedule 1.1(m) is a list of all such insurance policies.

(n)         Intellectual Property.  Schedule 1.1(n) lists all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights or similar rights owned or used by the Company.  Except as set forth on Schedule 1.1(n), the Company is not infringing or otherwise acting adversely to the right of any person under or in respect to, any patent, license, trademark, trade name, service mark or copyright.

(o)         Compliance with Laws.  Except as set forth on Schedule 1.1(o), the Company is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees.

(p)         Employee Relations.   Except as set forth on Schedule 1.1(p),

(i)      the Company is in substantial compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;

(ii)     no unfair labor practice complaint against the Company is pending before the National Labor Relations Board;

(iii)    there is no labor strike, dispute, slowdown or stoppage pending or threatened against or involving the Company;

(iv)    no union representation question exists respecting the employees of the Company;

(v)     no grievance which might have an adverse effect upon the Company or the conduct of its business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefore has been asserted; and

(vi)    no collective bargaining agreement is currently being negotiated by the Company.

(q)         Employee Benefit Plans.  Except as set forth on Schedule 1.1(q), with respect to any plans that provide benefits for employees of the Company:

(i)      There have been no non-exempt "prohibited transactions" within the meaning of Section 4975 of the Internal Revenue Code of 1986 as amended (the "Code") or Section 406 of ERISA;

(ii)     None of the plans nor the related trusts thereunder have been terminated, nor have there been any "reportable events" as such term is defined in Section 4043(b) of ERISA;

(iii)    None of the plans nor the related trusts thereunder have incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code;

(iv)    Each of the plans is in material compliance with all applicable federal laws, including, but not limited to, ERISA and the Code;

(v)     Sellers of the Company have paid or will pay prior to the Closing Date all required premiums or other amounts, if any, which are due and payable prior to the Closing Date to the Pension Benefit Guaranty Corporation; and

(vi)    None of the plans nor the related trusts thereunder are subject to any pending investigation, examination, or other proceeding initiated by any federal or state agency or instrumentality.

(r)          Broker's or Finder's Fees.   Except as disclosed on Schedule 1.1(r), no agent, broker, person or firm acting on behalf of Sellers or the Company is, or will be, entitled to any commission or broker's or finder's fees from Sellers or the Company, or from any person controlling, controlled by or under common control with them, in connection with any of the transactions contemplated herein.

ARTICLE 2
REPRESENTATIONS OF BUYER

2.1         Representations of Buyer.  Buyer represents, warrants and agrees as follows:

(a)         Existence and Good Standing of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the corporate power and authority to make, execute, deliver and perform this Agreement and the other documents referred to herein which are to be entered into by the Buyer, and this Agreement and such other documents have been duly authorized and approved by all required corporate and individual action of Buyer.

(b)         Restrictive Documents.  Buyer is not subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement.

(c)         Purchase for Investment.  Buyer will acquire the Interests for its own account for investment and not with a view toward any resale or distribution thereof.

(d)         Broker's or Finder's Fees.  Except as disclosed on Schedule 2.1(d), no agent, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

(e)         Availability of Funds and Shares.  Buyer has made arrangements which will ensure the availability of funds required by the Buyer to make the payments called for hereunder, and Buyer has made arrangements to reserve for issuance any shares which would be anticipated to be required for such purpose if Buyer delivers shares rather than cash pursuant to Section 3.3(e).

ARTICLE 3
TERMS OF SALE

3.1         Sale of Interests. Subject to the terms and conditions herein stated, Sellers agree to sell, assign, transfer and deliver the Interests to Buyer on the Closing Date, and Buyer agrees to purchase the Interests on the Closing Date and to pay the Consideration referred to below, subject to adjustment as provided herein.

3.2         Closing. The closing of the sale of the Interests (the “Closing”) shall take place, subject to satisfaction of the conditions set forth herein on June 16, 2014

3.3         Consideration. The consideration for the Interests shall be an amount not exceeding $3,600,000, either in cash or, in whole or in part, in GDSI Shares, , determined as provided below (the “Consideration”).   The Consideration shall be provided to the Sellers as follows:

(a)    Initial Consideration.  On the Closing Date, the Sellers shall receive (i) $1,000,000 in cash and (ii) certificates, registered in the names of the Sellers, allocated between them as indicated on Exhibit A, representing 645,161 GDSI Shares having a Discounted Value of $200,000.  The Buyer shall arrange for the delivery of such certificates promptly following the Closing Date.

(b)    Closing Date Adjustment.  If the Closing Date Assets, as shown on the Closing Date Balance Sheet, shall be greater than $1,200,000, Sellers shall, within 30 days after final determination of the Closing Date Balance Sheet, receive certificates representing GDSI Shares having a Discounted Value, as of the Closing Date, equal to the amount of such excess, allocated between them as indicated on Exhibit A. (Certificates deliverable to  Sellers under this Section 3.3(b) shall not be considered Additional Post Closing Consideration to be included in the cap of $2,400,000.)

(c)     Price Protection Shares.  As provided in Section 6.3, Buyer has agreed that the GDSI Shares to be delivered under paragraph (a) above are to be registered with the Securities and Exchange Commission for resale by the Sellers.  If the Sellers shall sell any such GDSI Shares in arm’s-length transactions within 12 months following the date of this Agreement, and if the average selling price of the shares sold shall be less than $0.31 per share, Buyer shall deliver to the Sellers, within 30 days following a request from Sellers, additional GDSI Shares having a Market Price at the time of delivery equal to the Price Protection Amount.

(d)    Additional Post-closing Consideration. The Buyer shall provide to the Sellers additional Consideration, consisting of GDSI Shares having a Discounted Value of up to, but not exceeding, an aggregate of $2,400,000, as provided below, subject to the right of the Sellers to elect to receive cash as provided in Section 3.3(d):

(i)      Within 30 days of the receipt by the Company in cash of the proceeds of sale of each of the assets listed on Schedule 3.3(c)(i), the Buyer shall pay to the Sellers in cash an amount equal to the sales price received, less in each case any sales tax which may be applicable.

(ii)     On or prior to April 15, 2015, Buyer shall pay to Sellers an amount equal to 2014 Pretax Profits, as defined below, such amount to be paid either in cash or in shares as provided below.

(iii)    Within 90 days following the shipment of the last 2015 ANG Unit (as defined below) and receipt by the Company of all amounts due in respect thereof, the Buyer shall pay the aggregate Prorated Amount (as defined below), such amount to be paid either in cash or in shares as provided below.

(iv)    Within 30 days after completion of the audited financial statements of GDSI for each of the fiscal years ending December 31, 2015, 2016 and 2017 (or, Sellers shall dispute the amounts shown in any such financial statements as referred to below, with 30 days after final determination of such amounts), Buyer shall pay to Sellers an amount equal to the Price Adjustment (as defined below) in respect of such fiscal year, such amount to be paid either in cash or in shares as provided below.

If the aggregate of payments made by the Buyer under this Section 3.3(c) (with any GDSI Shares delivered hereunder being considered to be an amount of cash equal to the Discounted Value of such shares) shall equal $2,400,000, no further payments shall be required under any of the foregoing subparagraphs.

(e)         Option to Pay in Shares.  At the option of the Buyer, but subject to the rights of the Sellers as indicated below, any amount payable pursuant to paragraphs (ii) through (iv) of Section 3.3(c) may be paid, in whole or in part, in Registered Shares (as defined below), valued at the Discounted Value (as defined below) determined as of Closing Date.  If Buyer wishes to exercise such option, it shall notify Sellers of such election at least 20 days prior to the scheduled date of delivery of any GDSI Shares.  :    Unless Sellers, jointly, notify Buyer within ten days after they receive such notice from GDSI that Sellers elect to receive GDSI Shares, the applicable installment of the Consideration shall be paid in cash rather than in GDSI shares.

(f)          Defined Terms.  For purposes of this Section 3.3, the following terms shall have the meanings specified:

(i)      “Closing Date Assets”  means the total assets of the Company as of the Closing Date, determined in accordance with GAAP, as shown on the Closing Date Balance Sheet.

(ii)     “Closing Date Working Capital”  means the total net working capital of the Company, determined in accordance with GAAP, as shown on the Closing Date Balance Sheet.

(iii)     “Closing Date Balance Sheet” means a balance sheet of the Company, prepared in accordance with GAAP by an independent accounting firm selected by the Buyer, subject to the dispute resolutions procedures set forth in Section 3.5.

(iv)    “2014 Pretax Profits” means the Pretax Profits of the Company for the fiscal year ending December 31, 2014, adjusted to include an expense of $100,000 to reflect allocated overhead of GDSI.

(v)     “GDSI Shares” means shares of common stock of GDSI.

(vi)    “Market Price” means, in respect of GDSI Shares on any date, the average of last reported selling prices of GDSI Shares for the five trading days ended two business days prior to the date of determination.

(vii)   “Pretax Profits” means the net income of the Company, before interest and federal and state income taxes, calculated according to the percentage of completion method of accounting, and otherwise determined in accordance with generally accepted accounting principles as reflected in the Financial Statements (“GAAP”), but adjusted to exclude any amounts related to the trailers listed on Schedule 3.3(c)(i).

(viii)  “2015 ANG Units” means ANG Units for which the Company enters into contracts during 2014 but which are not completed prior to the end of 2014.

(ix)     “Price Protection Amount” means, in respect of any GDSI Shares delivered to the Sellers at the Closing which are sold by the Sellers in an arm’s length transaction within twelve months following the date of this Agreement, a number of Registered Shares equal to the excess, if any, of  (x) the sales price the Sellers would have received if the shares had sold for $0.31 per share minus the actual sales price received by the Sellers; divided by (y) the actual price per share received by the Sellers.  By way of illustration, if a shareholder sold 10,000 GDSI Shares for $ .25 per share, then the shareholder would receive 2,400 additional GDSI Shares: [($0.31 x 10,000 shares) – ($0.25 x 10,000 shares)]/$0.25.

(x)      “Prorated Amount” means that portion of the Pretax Profits for each 2015 ANG Unit which is properly allocated to 2015 according to the percentage of completion method of accounting.

(xi)     “Price Adjustment” means, in respect of any fiscal year, an amount equal to 10% of the Pretax Profits of the Company for such year, determined on the basis of the financial statements of the Company for such year:

(1)        adjusted to include an expense of $100,000 to reflect allocated overhead of GDSI,

(2)        otherwise without taking into account any expenses necessary to maintain GSDI’s status as a public company reporting under the Securities Exchange Act of 1934 (the “Exchange Act”), including any additional staff that GSDI may require to facilitate additional record keeping necessary for compliance with the Exchange Act, and any audit and legal fees incurred by the GDSI in connection with filings under the Exchange Act, or administrative overhead not directly benefiting the operations of the Company,

(3)        excluding the portion of the business relating to vehicles generally defined as being part of the recreational vehicle market or other truck chassis or trailer mounted specialty units not serving the function of emergency mobile communication centers or conference centers, and

(4)        in respect of fiscal year 2015, excluding any revenues and direct expenses relating to the 2015 ANG Units.

(xii)    “Registered Shares” means GDSI Shares which have been registered for sale under the Securities Act of 1933.

(xiii)   “Discounted Value” means, on any date, 80% of the Market Price.

3.4         Closing Date Balance Sheet; Dispute Resolution.   Promptly following the Closing Date, Buyer shall cause its independent accounting firm (the “Accounting Firm”) to prepare the Closing Date Balance Sheet, and the Sellers shall provide all such information and assistance as may reasonably be requested by the Buyer or its accountants in connection with such preparation.  The Buyer shall also cause the accountants to determine the amount of the Closing Date Assets, based on the Closing Date Balance Sheet and the provisions of this Agreement. Buyer shall deliver to the Sellers a copy of the proposed Closing Date Balance Sheet and the determinations by the accountants of the Closing Date Assets promptly after they become available. If the Sellers disagree with the amount of the Closing Date Assets as calculated by the Accounting Firm, or with the Pretax Profits as reflected on subsequent financial statements, Sellers may arrange for an auditor selected by them (the “Sellers’ Accounting Firm”) to discuss the issues in dispute with the Accounting Firm in an effort to reach agreement.  If they are unable to reach agreement, another independent accounting firm selected by the Accounting Firm and the Sellers’ Accounting Firm shall be selected to make the final determination.  If the Accounting Firm and the Sellers’ Accounting Firm are unable to reach agreement on the third accounting firm, the Buyer shall select the third accounting firm, subject to the approval of the Sellers, such approval not unreasonably to be withheld as long as the firm in question is independent from the Buyer.  The joint determination by the Accounting Firm and the Sellers’ Accounting Firm, or by such third accounting firm, shall be final and binding on the parties, and no party shall make any further challenge to the determination and the Consideration shall be determined accordingly.

3.5         GDSI Guaranty.  GDSI guarantees to the Sellers the performance by the Buyer of its obligations to provide the Consideration called for hereunder, and also guarantees to Brian Dekle the Company’s payment of the indebtedness described on Schedule 3.5, subject to the grace period and other terms specified on such Schedule.  If Buyer shall for any reason fail to satisfy such obligations, GDSI shall, upon written demand by the Sellers, immediately pay to the Sellers the amount in default, or, if applicable, deliver to the Sellers the GDSI Shares required to be delivered to the Sellers hereunder.  Such guarantee obligation shall remain in effect until all of the Consideration has been indefeasibly delivered to the Sellers.

3.6         Company Guaranty.  The Company guarantees to the Sellers the performance by the Buyer of its obligations to provide the Consideration called for hereunder.  If Buyer shall for any reason fail to satisfy such obligations, the Company shall, upon written demand by the Sellers, immediately pay to the Sellers the amount in default, or, if applicable, deliver to the Sellers the GDSI Shares required to be delivered to the Sellers hereunder.  Such guarantee obligation shall remain in effect until all of the Consideration has been indefeasibly delivered to the Sellers.

ARTICLE 4
CONDITIONS TO BUYER'S OBLIGATIONS

4.1         Conditions to Buyer's Obligations.  The obligation of Buyer to purchase the Interests shall be subject to satisfaction of the following conditions, any of which may be waived by Buyer, to be fulfilled and/or performed at or prior to Closing:

4.2         Organizational Documents and Good Standing.  Sellers shall have delivered to Buyer (a) copies of the articles of organization of the Company, including all amendments thereto, certified by the Secretary of State of Alabama, (b) a copy of its operating agreement or similar governing document as in effect on the Closing Date, certified by the Sellers and (c) a certificates from the Secretary of State of Alabama, dated not more than ten days prior to the Closing Date, to the effect that the Company is in good standing.

4.3         No Material Adverse Change.  Prior to the Closing Date, there shall be no material adverse change in the assets or financial condition of the Company.

4.4         Truth of Representations and Warranties.  The representations and warranties of Sellers contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

4.5         Performance of Agreements.  Each of the agreements of Sellers to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

4.6         No Litigation.  No action or proceeding shall have been instituted before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

4.7         Environmental Report.  Buyer shall have received a phase I environmental report relating to the real estate owned, leased or occupied by the Company, the results of which shall be satisfactory to the Buyer in its sole discretion.

4.8         Board Approval.  The boards of directors of both the Buyer and GDSI shall have approved this Agreement.

4.9         Deliveries at Closing. The Sellers shall have delivered to the Buyer at the Closing:

(a)         A certificate, signed by the Sellers, confirming the satisfaction of the conditions set forth in Section 4.3 and 4.4 above;

(b)         A certificate, signed by the Sellers, confirming that the documents attached thereto are complete copies of the organizational documents and operating agreement of the Company as in effect at the Closing Date;

(c)         A document of transfer of the Interests to the Buyer, in form satisfactory to the Buyer and its counsel, signed by the Sellers;

(d)         A Non-Compete Agreement in the form of Exhibit B hereto, executed by Brian A. Dekle.

(e)         A Transition Agreement (the “Transition Agreement”) in the form of Exhibit C hereto, executed by Brian Dekle;

(f)          Employment letters with the individuals listed on Exhibit D hereto, executed by such individuals, in a form satisfactory to the Buyer;

(g)         An opinion of Davis & Fields, P.C., counsel to the Company, in form satisfactory to the Buyer and its counsel, to the following effect:

  (i)       The Company is a limited liability company duly organized, existing and in good standing under the laws of the State of Alabama;

  (ii)      The Interests are validly issued and outstanding and are fully paid and non-assessable.  All of the Interests are held, beneficially and of record, by the Sellers immediately prior to the Closing, and are, to the knowledge of such counsel, free of any liens, claims or encumbrances whatsoever;

  (iii)      The Sellers have full power and authority to transfer the Interests to the Buyer on the terms provided in this Agreement, and all consents necessary for such transfer have been obtained;

  (iv)     Such counsel has no knowledge of any litigation, proceeding or governmental investigation pending or threatened against the Company which would affect the title or interest of the Sellers in the Interests, or which would prevent or adversely affect the conduct of the business of the Company, or the ability of the Seller to perform Seller’s obligations hereunder;

  (v)      This Agreement and the other documents to be delivered by the Sellers at the Closing have been duly executed and delivered by the Sellers and constitute the valid and binding obligations of the applicable Sellers in accordance with their terms, except as the enforceability thereof may be affected by bankruptcy and other laws affecting creditors' rights generally as in effect from time to time, and subject, as to enforceability, to the limitations of generally applicable equitable principles;

  (vi)     The execution, delivery and performance by the Sellers of this Agreement, and the consummation of the transactions contemplated hereby, will not violate or be contrary to any agreement, judgment or other restriction known to such counsel to which either Seller is a party or by which any of their property is or may be subject; and

  (vii)    The Interests have been duly and validly transferred to the Buyer, and the Buyer has received good and merchantable title to the Interests, free and clear of any liens, restrictions or security interests known to such counsel.

ARTICLE 5
CONDITIONS TO SELLER'S OBLIGATIONS

5.1         Conditions to Seller's Obligations.  The obligations of Sellers to sell the Interests hereunder shall be subject to satisfaction of the following conditions, any of which may be waived by Sellers, to be fulfilled and/or performed at or prior to Closing:

(a)     The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(b)     All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

(c)     Each of the agreements of Buyer to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

5.2         Deliveries at Closing. The Buyer shall deliver to the Sellers at the Closing:

(a)     A certificate, signed by an officer of Buyer, confirming the satisfaction of the conditions set forth in 5.1(a) and (b) above;

(b)     The portion of the Consideration to be provided at the Closing as provided in Section 3.3(a) including $1,000,000 in cash, by wire transfer of immediately available funds to such bank account(s) within the United States as the Sellers shall specify not later than two business days prior to the Closing to the Buyer in writing;

(c)     The Non-Compete Agreement in the Form of Exhibit B;

(d)     The Transition Agreement in the Form of Exhibit C hereto:

(e)     The employment letters with the individuals listed on Exhibit D hereto, executed by such individuals, in a form satisfactory to the Buyer;

(f)      A Pledge and Security Agreement, in the form of Exhibit E hereto, under which the Buyer pledges to the Sellers, and grants to the Sellers a security interest in, the Interests, to secure the payment of the unpaid portion of the Considerations; and

(g)     A Pledge and Security Agreement, in the form of Exhibit F hereto, under which the Company pledges to the Sellers, and grants to the Sellers a security interest in, all of the assets of the Company, to secure the Company’s guarantee of the obligations of the Buyer hereunder.

ARTICLE 6
COVENANTS

6.1         Conduct of Business of the Company.  From the date of this Agreement until the Closing Date, unless the Buyer shall otherwise expressly agree in writing:

(a)     The Sellers shall cause the Company to keep its assets in good condition and working order so as to preserve the full value of the Company’s business and the Interests.

(b)     The Sellers shall not permit the Company to (i) sell, mortgage, pledge or transfer, any of its assets except for sales of inventory in the ordinary course of the business of the Company or (ii) create or permit to exist any lien on or security interest in any assets of the Company.

(c)     The Company shall carry on its business in the ordinary course and in accordance with prior practice, and the Sellers shall take all actions required to preserve and protect the goodwill and value of the Company, including the relationships with its employees, customers and suppliers.

(d)     The Sellers shall cause the Company to continue to make payments and prepayments in respect of its ongoing operating expenses in accordance with prior practice, so that the Buyer will not incur any unanticipated expenses in respect thereof as of the Closing.

(e)     The Sellers shall not permit the Company to (i) enter into any contracts or commitments, formal or informal, which would in any way be binding subsequent to the Closing Date or (ii) amend, waive any rights under, or take any similar action with respect to of its contracts or obligations.

(f)      The Sellers shall cause the Company to continue to comply with all applicable laws and other requirements relating to the operation of its business.

(g)     The Sellers shall permit representatives of the Buyer to have full access, at all reasonable times and on reasonable notice, to the premises of the Company and the records of the Company, and shall make the management personnel of the Company available to such representatives for consultation, in order to permit the Buyer to conduct such further investigation as it shall consider appropriate of the condition and value of the business of the Company, and to permit the Buyer to verify the accuracy of the assumptions on the basis of which the Buyer is entering into this Agreement.

6.2         Negative Covenants. From the date of this Agreement until the Closing Date, unless the Buyer shall otherwise expressly agree in writing, the Sellers shall not permit the Company to:

(a)     Make any distributions or pay any dividends in respect of the Interests or any other securities of the Company;

(b)     Purchase or dispose of any assets, other than in the ordinary course of business, and in no event in excess of $10,000 in purchase price or book value in the aggregate;

(c)     Incur any indebtedness for money borrowed or enter into any other agreement or incur any other obligation which might be binding upon the Company following the Closing Date, except for purchases of inventory in the ordinary course of business, and except for other obligations incurred in the ordinary course of business in accordance with prior practice, none of which will adversely affect the value to the Buyer of the business;

(d)     Issue any stock or other securities of any kind, or any warrants, options or other rights to acquire any such securities;

(e)     Waive any material rights or agree to modify any material rights or obligations; or

(f)      Hire any management employees, or change the manner or amount of compensation to any employees or group of employees, except for normal increases in compensation in accordance with prior practice as reflected in the Financial Statements.

6.3         Registration of Shares.  Promptly following the Closing, the Buyer shall cause GDSI to file a registration statement with the Securities and Exchange Commission relating to the GDSI Shares delivered to the Sellers at the Closing, and to cause such registration statement to become effective, provided that the Sellers shall provide to the Buyer and to GDSI customary cooperation in connection with such registration statement, including the furnishing of all information reasonably requested by the Buyer or GDSI in connection therewith.  The Buyer or GDSI shall pay all the costs of such registration, but the Sellers shall be solely responsible for the payment of brokerage commissions and other costs incurred in connection with the sale of the applicable GDSI Shares.

6.4         Operation of the Business.  Following the Closing, Buyer shall use reasonable commercial efforts to operate the Company on a profitable basis and consistent with its historical practices, and shall not take actions designed to reduce the amounts of additional Consideration to be paid to the Sellers hereunder.

6.5         Information Rights.  For so long as the Sellers have not received all of the consideration called for under Section 3.3, Sellers shall have the right (i) to review the books and records of the Company, (ii) to cause the financial statements of the Company to be audited by an accounting firm selected by Sellers and (iii) to require the Company to deliver to the Sellers, within 15 days following the end of each month, unaudited financial statements of the Company for such month.

ARTICLE 7
INDEMNIFICATION

7.1         Indemnification by Sellers.  Subject to Section 7.3 below, Sellers hereby agree, jointly and severally,  to defend, indemnify and hold harmless Buyer, its affiliated companies and the directors, officers, advisors and shareholders of each from and against any and all costs, losses, liabilities, damages, claims, demands or expenses (including reasonable legal fees and expenses incurred in defending against any such claims) incurred by any of the foregoing and arising out of or resulting from any misrepresentation, breach of any warranty, or the non-fulfillment of any obligation or covenant made by Sellers in this Agreement or in any Schedule hereto or in any other agreement executed and delivered by Sellers in connection herewith.

7.2         Indemnification by Buyer.  Subject to Section 7.3 below, Buyer hereby agrees to defend, indemnify and hold harmless Sellers, Sellers’ affiliates and the directors, officers, advisors and shareholders of each from and against any and all costs, losses, liabilities, damages, claims, demands or expenses (including reasonable legal fees and expenses incurred in defending against any such claims) incurred by any of the foregoing and arising out of or resulting from:

(a)     any misrepresentation, breach of any warranty or the non-fulfillment of any obligation or covenant made by Buyer in this Agreement or in any other agreement executed and delivered by Buyer in connection herewith; or

(b)     any acts, omissions, events or occurrences in respect of or relating to the ownership, use or possession of the Interests or the business or assets of the Company, or otherwise relating to the conduct of the business of the Company, on or after the Closing Date, except to the extent resulting from the negligence or willful act of either Seller.

7.3         Limitation of Liability.

(a)     The obligations of Sellers under Section 7.1 and the obligations of Buyer under Section 7.2 shall be limited as follows:

(i)       neither Sellers nor Buyer shall have any liability in respect of any claim for indemnification which is not asserted by the other party in writing within 18 months after the Closing Date; and

(ii)      neither Sellers nor Buyer shall have any liability hereunder unless and until the aggregate amount of all claims asserted against Sellers or Buyer by the other for indemnification exceeds $10,000; provided that, if such limit is exceeded, the indemnified party shall be entitled to indemnification for the full amount of the claim.

(iii)     Sellers shall not be liable for any warranty claims by customers of the Company following the Closing, unless such warranty claims are based on matters which constitute misrepresentations or other violations by the Sellers of their obligations hereunder.

ARTICLE 8
MISCELLANEOUS

8.1         Expenses.  The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

8.2         Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Alabama, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

8.3         Specific Performance. Each party acknowledges that irreparable injury may be caused by and that there would be no adequate remedy at law for any party’s unexcused failure to close the purchase and sale of the Interests on the Closing Date.  Accordingly, each party agrees that, in addition to any other relief which may be available to the non-breaching party, specific performance shall be appropriate without the necessity of proving damages or posting a bond.

8.4         Captions.  The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

8.5         Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered personally or three business days after having been mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to Sellers:

Brian A. Dekle
1177 Landings Road
Daphne, AL 36526

And to

John Ramsey
9209 Ramsey Road
Grand Bay, AL 36541

With a copy (which will not constitute notice) to:

Richard Davis
Davis & Fields, P.C.
27180 Pollard Road
Daphne AL 36526-5300

And to:

J. Kenny Crow, Jr., CPA
Crow Shields Bailey PC
3742 Professional Parkway
Mobile, AL  36609

If to Buyer:

David A. Loppert
Chief Financial Officer
Global Digital Solutions, Inc.
777 South Flagler Drive, Suite 800 West Tower
West Palm Beach, Florida 33401

With a copy (which will not constitute notice) to:

Denis P. McCusker
Bryan Cave LLP
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102

8.6         No Assignment.  This Agreement may not be transferred, assigned, pledged or hypothecated by Sellers or Buyer without the prior written consent of the other.  Notwithstanding anything herein to the contrary, Buyer may assign this Agreement to a corporate affiliate controlled by Buyer, provided that such assignment shall not release Buyer from any of its obligations under this Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators and permitted successors and assigns.

8.7         Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

8.8         Entire Agreement.  This Agreement, including the other documents to be delivered as provided herein, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

8.9         Amendments.  This Agreement may not be changed orally, but only by an agreement in writing signed by Sellers and Buyer.

8.10       Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

8.11       Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

8.12       Termination of Agreement.  The parties hereto agree to use their best efforts to fulfill the requirements of this Agreement as soon as practicable.  If the Closing does not occur on or prior to June 30, 2014, this Agreement may be terminated at the option of the Sellers or the Buyer, and no party shall have any further obligation hereunder; provided, that (a) neither Buyer nor Sellers may exercise such option if such party’s actions or inactions have prevented the occurrence of the Closing and (b) such termination shall not affect or limit the obligations of the parties in respect of any matter occurring prior to such termination, including any action or inaction which has prevented satisfaction of the conditions to the Closing set forth herein.

[Signature page follows]

Executed as of the day and year written above.

GDSI Acquisition Corporation

/s/ Brian A. Dekle	By:	/s/ David A. Loppert
Brian A. Dekle, Seller	Title:	President

/s/ John Ramsey
John Ramsey, Seller

Global Digital Solutions, Inc.

	By:	/s/ David A. Loppert
	Title:	CFO

North American Custom Specialty Vehicles, LLC

	By:	/s/ Brian A. Dekle
	Title:	Manager

LIST OF SCHEDULES

1.1(e) – Financial Statements

1.1(g) - Liens on Assets and Permitted Exception

1.1(h) – Real Property Owned or Leased

1.1(i) – Material Contracts

1.1(j) – Product Liabilities and Product Warranties

1.1(k) – Litigation

1.1(m) – List of Insurance Policies

1.1(n) – Intellectual Property

1.1(o) – Compliance with Laws

1.1(p) – Employee Relations

1.1(q) - Employee Benefit Plans

1.1(r) - Broker’s or Finder’s Fees

3.3(c)(i) – List of Trailers

3.5 ― Terms  and conditions to debt guaranty

Buyer’s Schedules
2.1(d) Broker’s or Finder’s Fees

EXHIBIT A

Sellers, ownership interests and allocation of Consideration between them

Brian A. Dekle	75%

John Ramsey	25%

EXHIBIT B

CONFIDENTIALITY AND NONCOMPETE AGREEMENT

THIS AGREEMENT is entered into on June 16, 2014 by and among North American Custom Specialty Vehicles, LLC, an Alabama limited liability company (the "Company"), Brian A. Dekle ("Seller") and GDSI Acquisition Co., a Delaware corporation, the sole member of the Company (the “Parent”).

Background

a.           On this date, the Parent is acquiring ownership interests in the Company from the Seller.

b.           As owner, member and manager of the Company, Seller has developed trade secrets and know how, as well as relationships with employees, customer and customers and vendors to the Company, all of which represent key assets of the Company.

c.           Seller has agreed to provide certain transition services to the Company following its acquisition by the Parent.

d.           As a condition to its willingness to acquire the ownership interests in the Company, the Parent has required that Seller enter into this Agreement, and Seller is willing to do so in consideration for such acquisition by the Parent.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.             CONFIDENTIAL INFORMATION.

As used herein, the term "Confidential Information" shall include any information that derives independent economic value, actual   or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or business entities who can obtain economic value from its disclosure or use. As used herein, Confidential Information shall not include information which is known, or shall become known through no fault of the Seller, to the public or generally known within the industry of businesses comparable to the Company.

Seller acknowledges and agrees that all Confidential Information relating to the Company's business operations, product data, customer or prospect lists or information, customer specification information and related data, pricing and cost data, marketing information, computer programs, business strategies, information regarding products under research and development and manufacturing processes are the sole property of the Company, and that the Seller has no further rights thereto.

Seller shall not at any time directly or indirectly divulge any Confidential Information to any other person or business entity, nor use or permit the use of any Confidential Information, other than on behalf of the Company.

At the request of the Company at any time, Seller shall promptly tender to the Company all documents, lists, records, computer stored media and data (with accompanying passwords) and any other items, and reproductions thereof, of any kind in Seller's possession or control containing Confidential Information.

Seller agrees to carefully guard (a) the Confidential Information relating to the business, operation, products or financial affairs of the Company and (b) similar information owned by others which Seller knows the Company is obligated by contract to keep confidential.

2.             PROHIBITIONS REGARDING THE COMPANY'S CUSTOMERS, SELLERS AND UNFAIR COMPETITION

(a)         Restrictions as to the Company Customers. Seller understands and agrees that the business relationships and goodwill now existing with respect to the prospects and customers of the Company, whether or not created by Seller, and all such relationships and goodwill which may hereafter be created or enhanced, are the Company's property. Accordingly, Seller agrees that Seller shall not solicit business, directly or indirectly, from any person or entity which has been a customer or prospective customer of the Company at any time. This restriction includes soliciting business, selling products, providing services or otherwise dealing with Company customers if such activities are related to the design, manufacture, sale or maintenance of special purpose vehicles or related items or equipment. Seller also shall not, directly or indirectly, assist any other person, firm, corporation or business entity in performing any of the aforesaid acts, which includes acting as a broker or consultant. This provision shall not restrict Seller from dealing with such customers to the extent Seller's dealings are in no way related to the business of the Company. It is agreed this restriction is reasonable and necessary to protect the goodwill and confidential information of the Company.

(b)         Restriction as to Solicitation of the Company Employees. During the two years following the date of this Agreement, Seller shall not solicit or induce any employee of the Company for employment in a line of business similar to that conducted by the Company. Seller also agrees not to make such solicitations indirectly. Seller agrees that this restriction is reasonable and necessary to protect the goodwill and confidential information of the Company.

(c)         Restrictions as to Employment with the Company Competitors. During the three years following the date of this Agreement, Seller shall not work with or render services or provide assistance, directly or indirectly, to any entity or third party that competes or could compete with the Company in the design, manufacture, sale or maintenance of special purpose vehicles or related items or equipment (a “Competitor”). Seller acknowledges that the Company's business extends throughout the United States and that, in order to protect the Company from unfair competition, this restriction shall apply throughout the U.S.

Seller agrees to notify the Company in writing in advance of accepting future employment in the event the prospective employer is involved or reasonably could be considered a Competitor.

B-2

3.             RIGHTS AND REMEDIES UPON BREACH OF THE RESTRICTIVE COVENANTS

If Seller should breach, or threaten to commit a breach, of any of the provisions of this Agreement, the Company and the Parent shall have the right to have the restrictive covenants contained herein be enforced by any court of competent jurisdiction, without the necessity of posting a bond. The parties agree that any breach or threatened breach of the restrictive covenants could cause irreparable injury to the Company, would be difficult to calculate with certainty, and that money damages would not alone provide an adequate remedy to the Company. The Company shall also have any other right or remedy available to it under law or in equity including the right to seek and recover monetary damages for lost profits and other compensable damages.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have entered into this Agreement on the day and year indicated above.

___________________________________ Brian A. Dekle, Seller
North American Custom Specialty Vehicles, LLC

By:____________________________
Title:___________________________

GDSI Acquisition Corporation

By:____________________________
Title:___________________________

B-3

EXHIBIT C

TRANSITION AGREEMENT

This Agreement, dated June 16, 2014, is by and among Brian A. Dekle ("Seller"), GDSI Acquisition Corporation, a Delaware corporation ("Buyer"), and North American Custom Specialty Vehicles, LLC, an Alabama limited liability company (the "Company").

On this date, Buyer is acquiring 100% of the ownership interests in the Company.  As a condition to entering into such transaction, Buyer has required that Seller agree to provide transition services to the Company as provided herein.

In consideration of the foregoing, Seller agrees as follows:

1.           At the request of the Buyer or the Company, during the period from the date hereof through December 31, 2014, as long as Seller’s health permits and without any requirement for travel outside the locale of the Company’s business, Seller will provide advice, information and assistance in connection with the transition of ownership of the business of the Company, at no additional cost to the Buyer.

2.           At the request of the Buyer or the Company after December 31, 2014,  Seller will travel to shows or meet with clients or prospective clients of the Company, and will be compensated at a rate of $1,000 per day, plus approved travel expenses, as long as Seller’s health permits.

To confirm their agreement as set forth above, the parties have executed and delivered this agreement on the date indicated above.

___________________________________ Brian A. Dekle, Seller
GDSI Acquisition Corporation

By:____________________________
Title:___________________________

North American Custom Specialty Vehicles, LLC

By:____________________________
Title:___________________________

EXHIBIT D

The Company will enter into employment letters with the following persons:

Wally Bailey
Doug Raynor
Josh Pinkerton
Steve Mervine
Heath Moore
Brenda Anderson

EXHIBIT E

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), dated June 16, 2014, is among GDSI Acquisition Corporation, a Delaware corporation, as pledgor (“Pledgor”), and Brian A. Dekle and John Ramsey, as secured parties (together, "Secured Party").

1.      Pledge and Grant of Security Interest. The Pledgor has entered into an Equity Purchase Agreement, dated this date (the “Purchase Agreement”), with the Secured Party, under which the Pledgor has acquired 100% of the ownership interests (the “Interests”) in North American Custom Specialty Vehicles, LLC, an Alabama limited liability company.  The Purchase Agreement obligates the Pledgor to provide future consideration to the Secured Party, on the terms set forth therein. To secure its additional obligations to the Secured Party under the Purchase Agreement, Pledgor hereby pledges, transfers, assigns, and grants to the Secured Party, a continuing security interest in the Interests.

2.      Perfection of Security Interest.  Pledgor shall, at the request of the Secured Party, execute and deliver such financing statements, assignments and other documents as shall be required under applicable law to perfect the security interests granted hereunder.

3.      Ownership of Collateral; Authority; Status of Pledged Securities.  Pledgor hereby represents and warrants to Secured Party that (i) Pledgor has the full right and authority to enter into this Agreement and to convey the pledge and security interest herein provided to Secured Party and (ii) no other person has or purports to have any right, title, lien, encumbrance, adverse claim or interest in the Collateral.

4.      Default.  Pledgor shall be in default under this Agreement (an “Event of Default”), upon the occurrence of a default by the Pledgor in the payment of any amount, or delivery of any securities, required under the Purchase Agreement and the continuation of such default for more than ten days after Secured Party’s delivery of written notice to Pledgor of such breach.

5.      Remedies.  If any Event of Default shall occur:

(a)         The Secured Party shall have all of the rights and remedies of a Secured Party under the Uniform Commercial Code of the State of Alabama, including, without limitation, the right to sell or otherwise dispose of the Interests in accordance with the provisions of such Code.

(b)         If notice of intended disposition is required by law, such notice, if mailed, shall be deemed reasonably and properly given if mailed to the notice address herein given at least ten days before the date of such disposition. After deducting all costs and expenses of every kind, the Secured Party may apply the residue of the proceeds of any sale or sales of any of the Interests to amounts owed under the Purchase Agreement.

(c)         In addition to the foregoing, the Secured Party shall also have all other rights and remedies provided by law.

6.      Miscellaneous.  Pledgor and the Secured Party further agree as follows:

(a)         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

(b)         Severability.  If any provision or provisions of this Agreement shall be unlawful, then such provision or provisions shall be null and void, but the remainder of the Agreement shall remain in full force and effect and be binding on the parties.

(c)         Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered personally or three business days after having been mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the parties at the addresses then in effect for notices under the Purchase Agreement.

(d)         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Secured Party and his successors and assigns and Pledgor and its successors and assigns.

  IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

GDSI Acquisition Corporation, LLC, Pledgor

By: ________________________________
Title:

____________________________________
Brian A. Dekle, Secured Party

____________________________________
John Ramsey, Secured Party

E-2

EXHIBIT F

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), dated June 16, 2014, is among North American Custom Specialty Vehicles, LLC, an Alabama limited liability company, as pledgor (“Pledgor”), and Brian A. Dekle and John Ramsey, as secured parties (together, the "Secured Party").

1.      Pledge and Grant of Security Interest. GDSI Acquisition Corporation, a Delaware corporation (the “Buyer”) has entered into an Equity Purchase Agreement, dated this date (the “Purchase Agreement”), with the Secured Party, under which the Buyer has acquired 100% of the ownership interests (the “Interests”) in the Pledgor.  The Purchase Agreement obligates the Buyer to provide future consideration to the Secured Party, on the terms set forth therein. To secure its additional obligations to the Secured Party under the Purchase Agreement, Pledgor hereby pledges, transfers, assigns, and grants to the Secured Party, a continuing security interest in all of its assets (the “Pledged Assets”).

2.      Perfection of Security Interest.  Pledgor shall, at the request of the Secured Party, execute and deliver such financing statements, assignments and other documents as shall be required under applicable law to perfect the security interests granted hereunder.

3.      Ownership of Collateral; Authority; Status of Pledged Assets.  Pledgor hereby represents and warrants to Secured Party that (i) Pledgor has the full right and authority to enter into this Agreement and to convey the pledge and security interest herein provided to Secured Party and (ii) no other person has or purports to have any right, title, lien, encumbrance, adverse claim or interest in the Collateral.

4.      Default.  Pledgor shall be in default under this Agreement (an “Event of Default”), upon the occurrence of a default by the Buyer in the payment of any amount, or delivery of any securities, required under the Purchase Agreement and the continuation of such default for more than ten days after Secured Party’s delivery of written notice to Pledgor of such breach.

5.      Remedies.  If any Event of Default shall occur:

(a)         The Secured Party shall have all of the rights and remedies of a Secured Party under the Uniform Commercial Code of the State of Alabama, including, without limitation, the right to sell or otherwise dispose of the Pledged Assets in accordance with the provisions of such Code.

(b)         If notice of intended disposition is required by law, such notice, if mailed, shall be deemed reasonably and properly given if mailed to the notice address herein given at least ten days before the date of such disposition. After deducting all costs and expenses of every kind, the Secured Party may apply the residue of the proceeds of any sale or sales of any of the Pledged Assets to amounts owed under the Purchase Agreement.

(c)         In addition to the foregoing, the Secured Party shall also have all other rights and remedies provided by law.

6.      Miscellaneous.  Pledgor and the Secured Party further agree as follows:

(a)         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

(b)         Severability.  If any provision or provisions of this Agreement shall be unlawful, then such provision or provisions shall be null and void, but the remainder of the Agreement shall remain in full force and effect and be binding on the parties.

(c)         Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered personally or three business days after having been mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the parties at the addresses then in effect for notices under the Purchase Agreement.

(d)         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Secured Party and his successors and assigns and Pledgor and its successors and assigns.

  IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

North American Custom Specialty Vehicles, LLC, Pledgor

By: ________________________________
Title:

____________________________________
Brian A. Dekle, Secured Party

____________________________________
John Ramsey, Secured Party

F-2